Exhibit 6







CONFIDENTIAL

                                                                    May 13, 1996

Barringer Laboratories, Inc.
15000 West 6th Avenue
Suite 300
Golden, Colorado  80401-5047

Attn.:   Mr. Robert H. Walker
______________________________
         President

Dear Bob:

         This confirms that Barringer Laboratories, Inc. (together with its subsidiaries and affiliates, the "Company") has engaged The Nassau Group, Inc. (together with its subsidiaries and affiliates, "Nassau") to act, except as provided below, as its exclusive financial advisor and consultant with regard to such transactions, acquisitions, joint ventures, mergers and other similar activities. The parties acknowledge that agents and/or affiliates and principals of Nassau may from time to time act as directors of the Company and agree that nothing in this Agreement shall be construed to entitle Nassau to compensation hereunder for services provided by such directors acting in such capacity. Moreover, the parties acknowledge that the Company has retained TechKNOWLEDGEy Strategic Group ("TSG") to provide services to the Company which may include services to be provided hereunder. The parties agree that the Company's use of TSG to perform such services shall not constitute a breach of this Agreement.

         The engagement shall commence immediately and shall terminate on the later of (a) June 1, 1998 or (b) 60 days after written notification of termination by either party after the latest date specified below:

              If Nassau advises on a consummated Transaction (as defined below) during the two years prior to June 1, 1998, then the engagement shall automatically be extended to June 1, 1999.

              If Nassau advises on a consummated Transaction between June 1, 1998 and May 31, 1999, then the engagement shall automatically be extended to June 1, 2000.

              If Nassau advises on a consummated Transaction between June 1, 1999 and May 31, 2000, then the engagement shall automatically be extended to June 1, 2001.



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Barringer Laboratories, Inc.
May 13, 1996
page 2

         Notwithstanding anything to the contrary to the foregoing, this engagement may be terminated:

         (a)   On mutual agreement of the parties;

         (b) By the Company, on thirty days written notice given at any time after either J. Francis Lavelle or John Holmes cease to provide services to Nassau; or

         (c)   At any time, by the Company, for cause.

Cause shall include, but not be limited to, (i) dishonesty, (ii) willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of he Company or any of its subsidiaries or any of their respective officers, directors, or employees, (iii) the filing against either of J. Francis Lavelle or John Holmes of any complaint alleging his commission of any crime involving moral turpitude or which could reflect unfavorably upon the Company or any of its subsidiaries; or (iv) the failure, neglect or refusal by Nassau to diligently perform the duties and responsibilities undertaken pursuant to the terms of this Agreement.

         Furthermore, during the term of this Agreement, the Company hereby grants Nassau, on a case by case basis, the right of first refusal to provide assistance on Capital Raising Transactions (as defined below) to the Company. This right of first refusal shall mean that if the Company decides to raise debt or equity capital in a Capital Raising Transaction pursuant to certain terms, Nassau shall have the right to accept and advise on that assignment at those terms. In the case that Nassau chooses not to accept such an assignment within 10 days of the Company's Board of Directors' decision, the Company shall be free to select and hire another financial advisor or underwriter to assist it with respect to that specific Capital Raising Transaction.

         1. Services. Nassau agrees to provide the Company with the following services concerning its expansion into areas beyond the normal course of the Company's current business activities:

         (a) advisory services, including general business and financial analysis, corporate strategy development, transaction feasibility analysis and valuation analysis;

         (b) assistance in the development of strategic priorities and transaction criteria and identification of prospective candidates which satisfy those criteria;

         (c) assistance in negotiations, transaction structuring and related strategy; and

         (d) assistance in corporate capital planning, including the identification of available financing.


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Barringer Laboratories, Inc.
May 13, 1996
page 3

         2. Fees. Nassau shall be entitled to fees as follows (subject to reduction for consideration paid to TSG, as described below).

         Merger, Acquisition, Joint Venture, etc. Transaction

         If the Company enters into an M&A Transaction (as defined below) at any time during Nassau's engagement hereunder or, in cases in which the transaction has been identified by Nassau to the Company or concerning which Nassau has performed advisory services hereunder, during the 18 month period after the termination of Nassau's engagement hereunder, the Company shall pay, or shall cause to be paid, to Nassau, subject to amounts paid to TSG, a transaction fee (the "M&A Transaction Fee") calculated according to the following schedule:


                                                       Percentage to be Applied to Portion
           Consideration in Transaction                of Consideration in Transaction
           ----------------------------                -------------------------------
           Up to $1 million                                        5.0%, plus
           Over $1 million up to $2 million                        4.0%, plus
           Over $2 million up to $3 million                        3.0%, plus
           Over $3 million up to $4 million                        2.0%, plus
           Over $4 million                                         1.0%


         Capital Raising Transaction

         Subject to the right of first refusal described above and in cases when the Company has retained Nassau without a right of first refusal, then in cases in which the transaction has been identified by Nassau to the Company or concerning which Nassau has performed advisory services hereunder, if the Company enters into a Capital Raising Transaction (as defined below) at any time during Nassau's engagement hereunder or during the 18 month period after termination of Nassau's engagement hereunder, the Company shall pay, or cause to be paid, to Nassau a transaction fee immediately upon closing of the Capital Raising Transaction (the "Capital Raising Transaction Fee"), calculated according to the following terms:


                                                            Percent of
         Type of Capital Raising Transaction              Consideration
         -----------------------------------              -------------
         Equity Capital (as defined below):                   5.0%
         Debt Capital (as defined below):                     2.0%


         In the case of an M&A Transaction Fee or Capital Raising Transaction Fee, Nassau and the Company, on a transaction by transaction basis, will mutually agree on an allocation of the payment of the transaction fee among cash, stock and/or warrant payments. In the event the parties cannot agree on an allocation of the payment prior to consummation of a transaction, the M&A Transaction Fee or Capital Raising



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Barringer Laboratories, Inc.
May 13, 1996
page 4


Transaction Fee shall be payable in full in cash and, if the Company is to receive Consideration on consummation of the M&A Transaction, then the same shall be due and payable as the Company receives the Consideration. To the extent the Consideration in respect thereof may be increased by contingent payments, the portion of Nassau's fees relating thereto shall be calculated and paid as and when such contingent payments are made. The M&A Transaction Fee shall not be less than $25,000 for any consummated transaction.

         "Transaction" means an M&A Transaction or Capital Raising Transaction (the latter as to which Nassau has been engaged), each as defined below.


         "M&A Transaction" means any transaction (or series of transactions) (other than a Capital Raising Transaction) which, directly or indirectly, results in (i) the acquisition by the Company of all or any part of the capital stock of a third party or all or any part of the assets of such third party (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), or (ii) the acquisition by a third party of all or more than 50% of the capital stock of the Company or all or substantially all of the assets of the Company or any division or subsidiary of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, (a) any such sale or exchange of capital stock or assets (including cash and other liquid assets), (b) any rights or options to purchase or sell such capital stock or assets, (c) any merger or consolidation (including any such transaction in which the third party is the surviving Company), or (d) the formation of any joint venture or partnership or any similar transaction; or (iii) the lending of debt capital by the Company to a third party. With respect to (ii)(d), to be an M&A Transaction, there must be a Capitalization equal to or exceeding $500,000. Capitalization shall be defined to mean the total of all assets in the joint venture or partnership or similar entity contributed by the parties at the time of closing or within 12 months of closing.

         "Capital Raising Transaction" means any transaction (or series of transactions) (other than an M&A Transaction) which results in the sale of capital stock of the Company to a third party in exchange for Equity Capital, or which results in the Company receiving Debt Capital from a third party in exchange for a repayment obligation from the Company. For purposes of this definition, the Capital Raising Transaction shall include in each such case, without limitation, any sale or exchange of capital stock, any rights or options to purchase or sell capital stock, the issuance of any debt obligation by the Company or the formation of any joint venture or partnership or any similar transaction, in each case structured for the purpose of raising Debt or Equity Capital in the Company or for the purpose of recapitalizing the Company's current capital structure.

         "Consideration" in an M&A Transaction means, with respect to such Transaction, the total amount paid or payable (whether in cash, securities or other property), directly or indirectly, upon the consummation of or otherwise in connection



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Barringer Laboratories, Inc.
May 13, 1996
page 5


with such Transaction, together with (i) all amounts paid or payable in cancellation of stock options or other rights, (ii) the aggregate principal amount of long-term indebtedness of the acquired company that, as a result of such Transaction, becomes indebtedness of the acquiring company and (iii) the aggregate redemption price or liquidation preference of any preferred stock of the acquired company that, as a result of such Transaction, is redeemed or becomes preferred stock of the acquiring company, as the case may be. For purposes of this definition, long-term indebtedness shall be determined both as to classification and amount on a consolidated basis for the entities acquired or sold by the Company in accordance with generally accepted accounting principles. In the event that the Consideration received in a Transaction is paid or payable in whole or in part in the form of securities or other property, the value of such securities or other property for purposes of calculating the Consideration for such Transaction shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction.

         With respect to a Capital Raising Transaction, "Consideration" shall be defined to include the total amount paid or payable (whether in cash, securities or other property), directly or indirectly, upon the consummation of or otherwise in connection with such Capital Raising Transaction. In the event that the Consideration received in a Transaction is paid or payable in whole or in part in the form of securities or other property, the value of such securities or other property for purposes of calculating the Consideration for such Transaction shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction. Such Consideration includes any amounts pledged to be paid to the Company in tranches subsequent to that capital initially made available to the Company upon closing of the Capital Raising Transaction.

         "Equity Capital" shall be defined as any capital investment into the Company by a third party in exchange for any class of capital stock of the Company (i.e. common stock, preferred stock or preferred stock which is convertible into common stock at either the Company's or the third party's option) for which the Company has no obligation of repayment to the third party, excluding any interest or dividend payments or liquidation preferences which may be included as rights for certain classes of stock.

         "Debt Capital" shall be defined as any capital investment into the Company by a third party in exchange for an obligation by the Company to repay such investment to the third party according to terms agreed upon by the parties, including any interest or dividend payments which may be associated with certain types of debt instruments. This obligation may be defined as either senior to or subordinate to any other issues of debt included in the Company's capital structure at the time of issuance of the Debt Capital or any other issues of debt raised by the Company in the future. The Debt Capital may also be structured as an instrument which is convertible into Equity Capital at any time in the future at either party's election. For purposes of the calculation of the Capital Raising Transaction Fee, such a convertible instrument shall be treated as Debt Capital until the date of conversion at which time it will be considered to be Equity Capital. Upon conversion, the Company shall pay, or cause to be paid, to



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Barringer Laboratories, Inc.
May 13, 1996
page 6


Nassau the balance of the Capital Raising Transaction Fee even if such conversion takes place after the termination of Nassau's engagement.

         In the event that the Capital Raising Transaction is structured as a combination of Equity Capital and Debt Capital, the above fee schedule shall be applied to each portion of the transaction as if each portion were considered a separate Capital Raising Transaction. For example, if $5 million were raised as $3 million Debt Capital and $2 million Equity Capital, then the Capital Raising Transaction Fee shall be $160,000, i.e. 2.0% on $3 million and 5.0% on $2 million.

         In the event that the Capital Raising Transaction includes an issuance of warrants, options or other rights to invest additional Equity or Debt Capital in the Company, in addition to the Capital Raising Transaction Fee relating to such Capital Raising Transaction, the Company shall be obligated to issue to Nassau as an additional fee substantially similar rights in an amount equal to 5% of such rights. Upon the exercise of the third party's issuance of warrants, options or other rights to invest additional Equity or Debt Capital in the Company, Nassau shall receive a Capital Raising Transaction Fee according to the fee schedule outlined above even if such Transaction takes place after the termination of Nassau's engagement.

         In the event TSG is under contract to the Company to provide advisory services at the time of an M&A Transaction and provides consulting advisory services to the Company in connection with an M&A Transaction, the total amount of all consulting and transaction fees payable by the Company to Nassau hereunder and to TSG will be allocated between Nassau and TSG on a 80% (Nassau)/20% (TSG) basis. The Company agrees that in such a situation, the Company shall pay any compensation due TSG directly to TSG and any compensation due Nassau directly to Nassau. The Company will provide Nassau with prompt notice of any involvement of TSG.

         3. Expenses. Whether or not a Transaction occurs, the Company shall reimburse Nassau for its reasonable out-of-pocket expenses incurred in connection with Nassau's services hereunder or the subject matter hereof, including, without limitation, legal, accounting, computer and information databases, travel and internal administrative expenses. Such reimbursement will occur on a regular monthly basis. In addition, the Company shall pay all costs of Nassau, including reasonable fees and disbursements of counsel and any and all reasonable expenses incurred in investigating, preparing or litigating any claim by Nassau against the Company relating to payment of Nassau's fees and expenses hereunder.

         4. Indemnification. The Company shall, whether or not a Transaction is consummated, indemnify and hold harmless Nassau from and against, and on demand shall pay or reimburse Nassau for, any and all losses, damages, claims, liabilities or expenses (including, without limitation, the reasonable fees and disbursements of counsel and any and all reasonable expenses incurred in investigating, preparing or defending any pending action or proceeding or any claim whatsoever) arising out of or relating to Nassau's services hereunder or the subject matter hereof, except that the Company shall not be responsible under this paragraph for any loss, damage, claim,



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Barringer Laboratories, Inc.
May 13, 1996
page 7


liability or expense to the extent it is finally determined by a court having jurisdiction to have resulted primarily from Nassau's bad faith or gross negligence.

         If for any reason the foregoing indemnity is unavailable or insufficient to hold Nassau harmless (except by reason of the bad faith or gross negligence of Nassau), the Company shall contribute to amounts paid or payable by Nassau in respect of any such losses, damages, claims, liabilities or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Nassau on the other, but also the relative fault of the Company and Nassau, as well as any other equitable considerations.

         The Company agrees that the indemnification, contribution and reimbursement commitments set forth in this Section 4 shall apply whether or not Nassau is a formal party to any lawsuits, claims or other proceedings, and that Nassau is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate.

         The foregoing provisions of this Section 4 shall extend, upon the same terms and conditions, to the benefit of each affiliate of Nassau and each director, officer, employee and agent of, and each person, if any, who may be deemed to control, Nassau or any affiliate of Nassau, and to the benefit of each director, officer, employee and agent of all such controlling persons and the respective successors, assigns, heirs and personal representatives of each of the foregoing persons. The indemnification, contribution and reimbursement commitments set forth in this Section 4 shall be in addition to any liability the Company may otherwise have to Nassau and shall survive the expiration or termination of Nassau's engagement hereunder.

         Each party agrees to notify the other party promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to this engagement.

         5. Entire Agreement; Amendment; Survival. This agreement constitutes the entire agreement of the parties with respect to Nassau's engagement and supersedes all prior negotiations and understandings of the parties hereto with respect to the subject matter hereof. This agreement may not be amended or modified except in a writing signed by each party hereto. The provisions of Sections 2, 3, 4 and 6 shall survive any termination of Nassau's engagement hereunder.

         6. Representations and Warranties; Accuracy of Information; Interests of Others. The Company represents and warrants that all information furnished by it or on its behalf to Nassau shall be complete and accurate in all material requests and not misleading. The Company acknowledges and agrees that Nassau will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Nassau of the Company or its business or assets. The Company further represents and warrants that no broker, representative or other person has an interest in



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Barringer Laboratories, Inc.
May 13, 1996
page 8


compensation due Nassau hereunder as a result of any act or omission of the Company or any of its directors, officers, employees or agents, except as has been and will be disclosed to Nassau with respect to TSG.

         7. Condition Precedent. This Agreement and the engagement described herein is subject to the condition precedent that Nassau and/or Green Field Capital Management, Inc. and/or its designees purchase, in total, ten percent (approximately 165,000 shares) or more of the outstanding shares of the Company within 30 days of the date of this letter agreement. If this condition precedent shall fail, then this Agreement shall be void ab initio and of no force or effect.

         8. Headings. Headings are provided solely for convenience and are not intended to be a part of this agreement.

         9. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         If the foregoing is in accordance with your understanding, kindly sign where indicated below and return an executed copy to us.

                                                 THE NASSAU GROUP, INC.



                                                 By   /s/ J. Francis Lavelle
                                                    ____________________________
                                                    Mr. J. Francis Lavelle
         AGREED TO:                                 Managing Director

         BARRINGER LABORATORIES, INC.



         By    /s/ Robert H. Walker
            ___________________________
            Mr. Robert H. Walker
            President


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